Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

PLUG POWER INC. ANNOUNCES PRICING OF PUBLIC OFFERING

LATHAM, N.Y., February 14, 2013 – Plug Power Inc. (NASDAQ: PLUG), a leader in providing clean, reliable energy solutions, today announced that it has priced an underwritten public offering of 18,910,000 shares of its common stock and accompanying warrants to purchase 18,910,000 shares of common stock. The shares and the warrants will be sold together as a fixed combination, with each combination consisting of one share of common stock and one warrant to purchase one share of common stock, at a price to the public of $0.15 per fixed combination for gross proceeds of approximately $2.8 million. The warrants have an exercise price of $0.15 per share, are immediately exercisable and will expire on February 20, 2018.

Roth Capital Partners is acting as sole book-running manager and Northland Capital Markets is acting as co-manager in the offering.

Net proceeds, after underwriting discounts and commissions but before other transaction fees and expenses payable by Plug Power, will be approximately $2.4 million.

Plug Power intends to use the net proceeds of the offering for working capital and other general corporate purposes. In connection with the offering, Plug Power has granted the underwriters a 45-day option to purchase up to an additional 2,836,500 shares of common stock and/or warrants to purchase 2,836,500 shares of common stock to cover over-allotments, if any. The offering is expected to close on or about February 20, 2013, subject to satisfaction of customary closing conditions.

A registration statement on Form S-1 relating to this offering was declared effective by the Securities and Exchange Commission (SEC) on February 13, 2013. The securities may be offered only by means of a prospectus. When available, a copy of the final prospectus will be available on the SEC’s website located at www.sec.gov. Electronic copies of the final prospectus, when available, also may be obtained from Roth Capital Partners, LLC, Equity Capital Markets, 888 San Clemente Drive, Newport Beach, CA 92660, at 800-678-9147 and Rothecm@roth.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Plug Power Inc.

The architects of modern fuel cell technology, Plug Power is revolutionizing the industry with cost-effective power solutions that increase productivity, lower operating costs and reduce carbon footprints. Long-standing relationships with industry leaders forged the path for Plug Power’s key accounts, including Walmart, Sysco, P&G and Mercedes. With more than 3,000 GenDrive units deployed to material handling customers, accumulating over 8.5 million hours of runtime, Plug Power manufactures tomorrow’s incumbent power solutions today. Additional information about Plug Power is available at www.plugpower.com.

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Plug Power Inc. Safe Harbor Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding increased reliability and improved lift and towing capacity of Plug Power’s GenDrive product, and Plug Power’s expectations regarding its HyPulsion joint venture. These statements are based on current expectations that are subject to certain assumptions, risks and uncertainties, any of which are difficult to predict, are beyond Plug Power’s control and that may cause Plug Power’s actual results to differ materially from the expectations in Plug Power’s forward-looking statements including the risk that we may not have sufficient cash to fund our operations to profitability and that we may be required to seek strategic alternatives, including but not limited to a potential business combination or a sale of the company, or reduce and/or cease our operations, and other risks and uncertainties related to satisfaction of the closing conditions of the offering, the estimated proceeds from the offering and the anticipated use of proceeds from the offering. Plug Power does not intend to, and undertakes no duty to update any forward-looking statements as a result of new information or future events.

Media & Investor Relations Contact:

Gerard L. Conway, Jr.

Plug Power Inc.

Phone: (518) 782-7700

media@plugpower.com

investors@plugpower.com